Exhibit 16.1

August 18, 2025

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read the statements made by Vyome Holdings, Inc., formerly known as ReShape Lifesciences, Inc., included in Item 4.-01(a) of its Form 8-K dated August 18, 2025, and we agree with such statements concerning our firm.

/s/ Haskell & White LLP
HASKELL & WHITE LLP